EXHIBIT 15

May 22, 2026

The Board of Directors

Nomura Holdings, Inc.

We are aware of the incorporation by reference in this Registration Statement (Form S-8) of Nomura Holdings, Inc. pertaining to the Restricted Stock Units and Performance Share Units of Nomura Holdings, Inc. for the Performance Year Ended March 31, 2026 of our report dated December 12, 2025 relating to the unaudited consolidated interim financial statements of Nomura Holdings, Inc. as of and for the six-month period ended September 30, 2025 that are included in its Form 6-K dated December 12, 2025.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan